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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 10-C

                Report by Issuer of Securities Quoted on NASDAQ
                         Interdealer Quotation System
                  Filed pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934 and Rule 13a-17
                             or 15d-17 thereunder

                                     NABI
                 (Exact name of issuer as specified in charter)

       5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida  33487
                    (Address of principal executive offices)

        Issuer's telephone number, including area code:  (407) 989-5800

                  I.  CHANGE IN NUMBER OF SHARES OUTSTANDING

                                Not applicable


                         II.  CHANGE IN NAME OF ISSUER

1.  Name prior to change:  North American Biologicals, Inc.
2.  Name after change:  NABI
3.  Effective date of charter amendment changing name:  January 17, 1996
4.  Date of shareholder approval of change, if required:  Not required


     Date:  January 23, 1996  /s/ Alfred J. Fernandez
                              -------------------------------------------------
                              (Officer's signature)


                              Senior Vice President and Chief Financial Officer
                              -------------------------------------------------
                              (Officer's title)